Exhibit 99.3

CHINA COMMERCIAL LAW FIRM

21/26/F, CTS Tower, No.4011, Shennan Road, Shenzhen, PRC. (P.C.): 518048
Tel: (86 0755) 8302 5555; Fax: (86 0755) 8302 5058 / 8302 5068
http://www.huashang.cn

January 26, 2024

To: JIADE LIMITED

Unit 2-02, Puningdun Business Plaza, No. 1702 and 1706 Minjiang Road

Jinjiang District, Chengdu City,

Sichuan Province, People’s Republic of China

Dear Sirs or Madams:

We are qualified to practice law in the People’s Republic of China (the “PRC” or “China”) and to issue opinions on the laws and regulations of the PRC. For the purpose of this legal opinion (the “Opinion”), the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region, or Taiwan.

We act as the PRC counsel to JIADE LIMITED (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) of a certain number of ordinary shares of the Company (the “Ordinary Shares”), by the Company as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the Ordinary Shares on the Nasdaq Capital Market (the “Nasdaq”). We have been requested to give this Opinion as to the matters set forth below.

A. Documents and Assumptions

In rendering this Opinion, we have examined the Registration Statement, the originals or copies of the due diligence documents provided to us by the Company and the PRC Subsidiaries (as defined below) and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively, the “Documents”). In rendering this Opinion, we have assumed without independent investigation that:

(i) All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

(ii) Each of the parties to the Documents, other than the PRC Subsidiaries, (a) if a legal person or other entity, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Subsidiaries, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the respective laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii) The Documents that were presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(iv) The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

(v) All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Subsidiaries in connection with this Opinion are true, correct and complete.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

(i) “Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(iii) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by six PRC regulatory agencies, including the Ministry of Commerce (the “MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the State Administration of Foreign Exchange, which became effective on September 8, 2006 and was amended on June 22, 2009 by the MOFCOM;

(iv) “Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies and five supporting guidelines on February 17, 2023 with the approval of the State Council, which came into effect on March 31, 2023;

(v) “The Company” or “Jiade Cayman” refer to JIADE LIMITED, a Cayman Islands exempted company;

(vi) “Jiadezhigao HK” refers to JIADEZHIGAO LIMITED, a Hong Kong corporation and a wholly owned subsidiary of Jiade Cayman;

(vii) “WISMASS HK” refers to WISMASS INTERNATIONAL HOLDINGS LIMITED, a Hong Kong corporation and a wholly owned subsidiary of Jiade Cayman;

(viii) “Kebiao WFOE” refers to Shenzhen Kebiao Technology Co., Ltd., a limited liability company organized under the laws of the PRC, which is 99% owned by Jiadezhigao HK;

(ix) “Jiade Zhigao” refers to Sichuan Jiade Zhigao Technology Co., Ltd., a limited liability company organized under the laws of the PRC that is 82% owned by Kebiao WFOE and 18% owned by WISMASS HK;

(x) “Kebiao Technology” refers to a PRC limited liability company, which is wholly owned by Jiade Zhigao;

(xi) “PRC Subsidiaries” refers to Kebiao WFOE, Jiade Zhigao, and Kebiao Technology, collectively;

(xii) “PRC Operating Entities” means, collectively, Jiade Zhigao and Kebiao Technology; and

(xiii) “PRC Laws” mean all applicable national, provincial and local laws, regulations, rules, orders, decrees, and supreme court’s judicial interpretations thereof currently in effect and publicly available as of the date of this Opinion.

C. Opinion

Based on our review of the Documents and subject to the foregoing assumptions and further subject to the qualifications set forth below, we are of the opinion that:

(i) Subject Qualification.

The PRC Subsidiaries, to the best of our knowledge, after due inquiry, are legally established and validly existing limited liability companies without circumstances of termination in accordance with laws, regulations, normative documents and the articles of association as of the date of this Opinion.

(ii) Licensing and Permission.

The PRC Subsidiaries have obtained all permits and records, including but not limited to, business licenses, and have not received any notice of non-compliance from any regulatory authorities as of the date of this Opinion.

(iii) Share Equity and Capital Contribution Issues.

There are no share equity rights restrictions nor major ownership disputes of the PRC Subsidiaries and the PRC Operating Entities have completed the paid-in registered capital as of the date of this Opinion.

There are no prominent capital contribution issues nor any material risk issues according to the latest articles of associations of the PRC Operating Entities.

(iv) M&A Rules.

The M&A Rules, among other things, require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies (non-foreign-invested enterprises) and controlled by PRC domestic enterprises or individuals to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The M&A Rules also require that if an overseas company established or controlled by PRC companies or individuals, the PRC citizens individual or collectively, intend to acquire equity interests or assets of any other PRC domestic company (non-foreign-invested enterprises) affiliated with the PRC citizens, such acquisition must be submitted to the MOFCOM for approval.

Neither the PRC Subsidiaries nor the Company and its subsidiaries outside the PRC have submitted such approval application to the CSRC or the MOFCOM nor have any such entities obtained relevant approval exemptions for the reason that the Company acquired the control equity in the PRC Operating Entities through acquisition of a foreign-invested enterprise of Jiade Zhigao rather than by merger or acquisition directly or indirectly of the equity interest or assets of any “domestic company” as defined under the M&A Rules, which may not be required for the CSRC or the MOFCOM approval for the Company listing and trading of the Ordinary Shares on the Nasdaq in the context of this Offering.

However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering which is subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot exclude the possibility that the CSRC or other relevant government authorities may, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for this Offering.

If it is determined that CSRC or MOFCOM approval is required for this offering, the PRC Subsidiaries may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC or MOFCOM approval for this Offering. These sanctions may include fines and penalties imposed on the PRC Operating Entities’ operations in China, limitations on the operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this Offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by the PRC Subsidiaries, or other actions that could have a material and adverse effect on the business, financial condition, results of operations, reputation and prospects, as well as the trading price of the Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring the Company or the PRC Subsidiaries, or making it advisable, to halt this Offering before the settlement and delivery of Ordinary Shares.

(v) Overseas Listings.

According to the Trial Measures, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year account for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offering and listing in an overseas market, the issuer shall submit filings with the CSRC within three working days after such application is submitted.

On August 8, 2023, the PRC Subsidiaries filed with the CSRC in connection with this Offering and listing pursuant to the Trial Measures, and the CSRC approved the filings submitted by the PRC Subsidiaries on January 2, 2024. Except for the requirement for such CSRC approval under the Trail Measures, the PRC Subsidiaries have not received any inquiry, notice, warning or sanctions regarding this Offering from the CSRC or any other PRC governmental authorities as of the date of this Opinion.

(vi) Major Lawsuits, Arbitrations and Penalties.

As of the date of this Opinion, there are no major lawsuits or arbitrations that have been settled or have not yet been settled, nor are there any cases of administrative penalties imposed on the PRC Subsidiaries due to violations of laws and regulations.

(vii) Foreign Investment.

The Foreign Investment Law promulgated by the National People’s Congress on March 15, 2019 stipulates a pre-entry national treatment and negative list management system for foreign investment. Under the pre-entry national treatment, foreign investors enjoy at least the same level of market access to investment as domestic investors. On June 23, 2020, the MOFCOM and the National Development and Reform Commission jointly promulgated the Special Administrative Measures (Negative List) for Foreign Investment Access (Edition 2020), which was amended on December 27, 2021 (Edition 2021) (the “Negative List”). The Negative List stipulates that foreign investors are not allowed to invest in industries where investment is prohibited. The Negative List also stipulates industries where foreign investment is restricted, and foreign investors should meet the relevant stipulated conditions. China grants national treatment to foreign investment outside of the Negative List. The Negative List shall be approved by the State Council and published after approval. The PRC Subsidiaries’ operating businesses and industries are not on the Negative List and are not subject to restrictions or prohibitions on foreign investment as of the date of this Opinion.

(viii) Information Security and Privacy Protection.

The Decision on Strengthening Internet Information Protection, or the Decision, issued and enacted by the National People’s Congress on December 28, 2012 stipulates that the State protects the electronic information that can identify the personal identity of citizens and that involves privacy of citizens. No organization or individual may obtain the personal electronic information of citizens by stealing or other illegal means, nor sell or illegally provide certain information to others. The Decision further sets out the requirements for internet service providers.

The PRC Subsidiaries have taken some measures, such as archive management measures and confidentiality measures, to keep the personal electronic information of citizens collected in their business activities confidential. There has been no incident of improper acquisition, leakage, illegal use or provision of personal user information, as well as related penalties as of the date of this Opinion.

(ix) Cybersecurity Review.

The Cybersecurity Review Measures issued on December 28, 2021 and enacted on February 15, 2022 by 13 governmental departments of the PRC, including the Cyberspace Administration of China (the “CAC”), jointly provide that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, online platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further require that CIIOs and data processing operators that possess personal data of more than one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries.

The PRC Subsidiaries are not subject to cybersecurity review by the CAC under the Cybersecurity Review Measures, because the PRC Subsidiaries are not CIIOs or online platform operators that possess personal information of more than one million users or engage in data processing activities that affect or may affect national security. The PRC Subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction related to cybersecurity review under the Cybersecurity Review Measures as of the date of this Opinion.

There remains uncertainty, however, as to how the Cybersecurity Review Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures.

(x) Archive Provisions.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, promulgated the Archive Provisions (the “Archive Provisions”), which became effective on March 31, 2023 together with the Trial Measures. The Archive Provisions require that, among other things, (i) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (ii) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations.

The documents the PRC Subsidiaries have provided or disclosed, or plan to provide or disclose, do not contain any state secrets or working secrets of Governmental Agencies. There remains uncertainty, however, as to how the Archive Provisions will be interpreted or implemented, especially how the “state secrets or working secrets of Governmental Agencies” will be ultimately defined.

(xi) Intellectual Property Rights.

The PRC Subsidiaries registered 31 software copyrights, one domain name and three registered trademarks in the PRC. No trademark, software copyright or domain infringement claim has been filed against the PRC Subsidiaries as of the date of this Opinion.

(xii) Social Insurance and Housing Funds.

The PRC Subsidiaries have not paid the social insurance and housing funds for our employees in full and could be required to pay outstanding contributions and penalties and have not received any inquiry, notice, warning, or sanctions regarding late fees, fines, or any other administrative penalties for illegal or unlawful operations in connection with social welfare as of the date of this Opinion.

(xiii) Foreign Exchange Registration of Offshore Investment by PRC Residents.

In July 2014, the State Administration of Foreign Exchange (“SAFE”) issued the Circular on Issues Concerning Foreign Exchange Control over Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles (“SAFE Circular 37”), which regulates foreign exchange matters in relation to the use of special purpose vehicles (“SPVs”) by PRC residents or entities that seek offshore investment and financing or conduct round-trip investment in China. Under the SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by the PRC residents or entities for the purpose of seeking offshore financing or making offshore investments, using legitimate domestic or offshore assets or interests, and round-trip investment refers to the direct investment activities carried out by domestic residents directly or indirectly through special purpose companies; namely, by establishing foreign-invested enterprises or projects (hereinafter referred to as foreign-invested enterprises) in China through new establishment, mergers or acquisitions to obtain the ownership, control rights, and management rights and interests. In February 2015, the SAFE promulgated the SAFE Circular 13. The SAFE Circular 13 has amended the SAFE Circular 37 by requiring the PRC residents or entities to register with qualified banks instead of the SAFE or its local branch in connection with their establishment of an SPV.

All of the PRC resident shareholders of the Company who are subject to the SAFE Circular 37 have completed the initial registrations with the qualified banks as required by the SAFE Circular 37 as of the date of this Opinion.

(xiv) Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other forms of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(xv) Taxation.

The statements made in the Registration Statement under the caption “Material Income Tax Consideration” with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material aspects and such statements represent our opinion.

(xvi)  PRC Laws.

The statements set forth in the Registration Statement under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Business,” “Regulations,” “Management” and “Material Income Tax Consideration”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material aspects, and nothing has been omitted from such statements which would cause such statements to be misleading.

D. Certain Limitations and Qualifications

The opinions expressed above are subject to the following qualifications:

(i) This Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(ii) The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(iii) This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(iv) This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Governmental Agencies will ultimately take a view that is not contrary to our opinions stated above. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts, are subject to the discretion of competent PRC legislative, administrative and judicial authorities.

(v) We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Subsidiaries and PRC government officials.

(vi) This Opinion is intended to be used in the context which is specifically referred to herein.

This Opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

The opinions expressed herein are solely for the benefit of the Company and without our prior written consent, neither this Opinion nor our opinions herein may be relied upon by any other person. We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. We do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

China Commercial Law Firm

/s/ Jiao Xu
Lawyer: Jiao Xu

/s/ Maoyuan Yao
Lawyer: Maoyuan Yao